Exhibit 107
CALCULATION OF FILING FEE TABLES
Form S-8
(Form Type)
Genworth Financial, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $.001	457(c) and 457(h)	$6,000,000(1)	$10.10(2)	$60,600,000(2)	$138.10 per $1,000,000	$8,368.86

Total Offering Amounts					$60,600,000		$8,368.86

Total Fee Offsets							--

Net Fee Due							$8,368.86
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also registers, in addition to the number of shares stated above, any additional shares of Genworth Financial, Inc.’s (the “Registrant”) common stock, par value $.001 per share (“Common Stock”), that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2026 Genworth Financial, Inc. Associate Stock Purchase Plan.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on July 21, 2026.